Appleton Reports Second Quarter 2011 Results

APPLETON, Wis., Aug. 8, 2011 /PRNewswire/ --

  Operating income up $8.6 million; all three business segments delivered improved results
  Net sales down 1.9% compared to second quarter 2010
  Net sales of thermal paper up 5.3%
  Net sales of Encapsys® up 17.9%; shipments up approximately 23%
  Net sales of carbonless paper down 8.8%
  Repaid $17.5 million senior notes due June 2011

Appleton's second quarter 2011 net sales of $216.6 million decreased 1.9% compared to second quarter 2010. In the paper business, improved pricing partially offset lower volumes. An increase in Encapsys net sales partially offset lower net sales in the paper business.

Appleton's second quarter 2011 operating income was $10.7 million compared to operating income of $2.1 million during second quarter 2010. Despite rising raw material prices, current year operating income improved due to improved pricing for Appleton products and the results of ongoing cost reduction efforts. The thermal paper segment increased its contribution to operating income by $6.7 million during the period. Encapsys contributed a $1.6 million increase, while the carbonless segment improved operating income by $0.6 million compared to the second quarter 2010.

Appleton's net sales for the first six months of 2011 were $434.6 million; an increase of 0.9% compared to the first half of 2010. Operating income increased to $21.0 million for the six months ended July 3, 2011, compared to operating income of $15.2 million for the same period last year. The thermal paper segment increased its contribution to operating income by $11.3 million during the period. Encapsys contributed a $4.0 million increase, while the carbonless segment improved operating income by $1.9 million compared to the first half 2010.

First half 2011 operating income includes a $3.1 million charge for a litigation settlement while first half 2010 operating income included environmental expense insurance recovery of $8.2 million. Excluding these items, year-over-year operating income is up $17.1 million. Despite volume shortfalls in the paper business and higher prices for raw materials, Appleton achieved improved results due to improved product pricing and mix as well as cost reduction efforts.

Market leadership, improved pricing and Encapsys growth drove improved operating earnings

Mark Richards, Appleton's chairman, president and chief executive officer, said the Company responded well to the challenge of softer demand for its paper products, especially in the carbonless roll segment, and from the negative impact of rising raw material costs.

The price increases the Company implemented over the past 18 months, along with continued focus on improved operating performance, waste reduction and rigorous financial discipline have helped Appleton deliver expected earnings improvements despite the ongoing rise of raw material costs. "We have been focused and disciplined in serving our chosen markets, said Richards. "We continue to expand our market leadership position in thermal, leverage our extensive product portfolio in all paper segments, and improve the performance of our manufacturing operations."

Richards said the Company grew volume for its thermal tag, label and entertainment (TLE) products by 10% compared to second quarter 2010 and 9% for the first half of the year. The growth is consistent with the Company's strategy to grow sales of TLE products while improving the profitability of its thermal receipt paper business by continuing to give more consideration to pricing than volume sold. As a result, shipment volumes for thermal receipt paper were down 13% compared to second quarter 2010 and 8% compared to first half 2010.

The Encapsys microencapsulation division continues to be a strong growth platform for Appleton. Sales grew nearly 18% and shipments were up more than 23% compared to the second quarter of 2010. "We have a creative team that is doing an excellent job of managing and marketing our expertise and our open innovation approach," Richards said. "We recently began conducting product development work with The Clorox Company and Buckman International, and we continue to improve our manufacturing performance and control SG&A expenses."

Earnings improvement

Appleton's financial results continue to benefit from companywide cost reduction efforts as well as price increases initiated during 2010 and 2011. Compared to the first half of 2010, the Company achieved a 15.7% improvement in gross profit on a sales increase of 0.9% based on improved pricing and waste elimination initiatives. Appleton also cut SG&A spending by $4.9 million or 7.0%.

Second Quarter and First Half Business Unit Results (dollars in thousands):
	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	July 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010

Carbonless Papers	$ 116,692	$ 128,001	$ 5,461	$ 4,910
Thermal Papers	91,733	87,151	4,664	(2,015)
Encapsys	14,018	11,887	3,218	1,614
Other (Unallocated)	--	--	(1,769)	(1,329)
Intersegment (a)	(5,857)	(6,255)	(838)	(1,079)
	$ 216,586	$ 220,784	$ 10,736	$ 2,101

	Net Sales for the		Operating Income (Loss) for the
	Six Months Ended		Six Months Ended
	July 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010

Carbonless Papers	$ 235,988	$ 252,625	$ 15,000	$ 13,143
Thermal Papers	180,660	167,376	7,192	(4,103)
Encapsys	29,494	23,355	7,150	3,147
Other (Unallocated)	--	--	(6,578)	5,232
Intersegment (a)	(11,541)	(12,564)	(1,730)	(2,227)
	$ 434,601	$ 430,792	$ 21,034	$ 15,192
(a) Represents the portion of the Encapsys segment relating to microencapsulated products provided internally for the production of carbonless papers.

Paper Business

Second quarter 2011 net sales of $208.4 million were 3.1% lower than second quarter 2010. Though thermal shipment volumes were lower for the three months ended July 3, 2011, net sales of thermal papers increased 5.3% when compared to the prior year period. This was largely due to favorable pricing. Carbonless net sales were down 8.8% compared to second quarter 2010 on shipment volumes that were down primarily within the roll market. Lower volumes were partially offset by continued strong pricing in response to escalating raw material costs.

Second quarter 2011 operating income was $10.1 million compared to operating income of $2.9 million in second quarter 2010. The carbonless papers and thermal papers segments both reported increased operating income compared to the same period last year. Improved pricing and operating cost reductions more than offset ongoing raw materials inflation and lower shipment volumes.

First half 2011 net sales of $416.6 million were less than 1% lower than first half 2010. Though thermal shipment volumes were lower for the six months ended July 3, 2011, net sales of thermal papers increased 7.9% due to favorable pricing and mix. Carbonless net sales were down 6.6% compared to first half 2010 on lower shipment volumes that were partially offset by improved pricing and product mix.

First half 2011 operating income was $22.2 million compared to operating income of $9.0 million in first half 2010. The carbonless papers and thermal papers segments both reported increases to operating income compared to the same period last year of approximately 14% and 275%, respectively. Similar to second quarter, improved pricing and operating cost reductions more than offset ongoing raw materials inflation and lower shipment volumes.

Encapsys

Encapsys second quarter 2011 net sales of $14.0 million were 17.9% higher than second quarter 2010. Second quarter 2011 volumes were approximately 23% higher than the prior year quarter. The increase in net sales, improved manufacturing performance, increased funding of development work from potential commercial partners, and lower SG&A expenses contributed to a $1.6 million quarter-over-quarter increase in operating income.

During the first half of 2011, Encapsys net sales totaled $29.5 million which was 26.3%, higher than first half 2010. Year-to-date 2011 operating income was $7.2 million compared to $3.1 million for the first six months of 2010.

Other (Unallocated)

Other (unallocated) includes unallocated corporate expenses. Second quarter 2011 unallocated corporate expenses increased $0.4 million from second quarter 2010. Year-to-date 2011 expense was $11.8 million higher than 2010 due to the recording of a $3.1 million litigation settlement during first half 2011, while 2010 included an $8.2 million Fox River insurance recovery.

Balance Sheet

At the end of second quarter 2011, the Company held cash balances totaling $5.0 million compared to cash balances of $3.8 million at year-end 2010. During the first six months of 2011, the Company generated $23.2 million of cash from operations including a $13.4 million decrease in working capital. Appleton invested $8.0 million for capital projects, contributed $11.6 million to the pension fund, and used $14.0 million of cash for debt reduction and other financing activities. During June, in accordance with the terms of its 8.125% senior notes payable, Appleton repaid in full the remaining note balance of $17.5 million. At July 3, 2011, total debt decreased to $551.9 million compared to $558.8 million at year-end 2010. At the end of the quarter, the Company had approximately $41 million of liquidity.

Outlook

Richards said softening market conditions for the paper segments, especially carbonless, the expected impact from continued raw material cost inflation, and a planned maintenance shutdown at the West Carrollton, Ohio, mill will make it difficult to achieve third quarter results that are comparable to those the Company achieved in the third quarter 2010.

"Rising raw material costs are an unrelenting challenge," Richards said. "We have worked diligently to counter that challenge by improving our operational performance, reducing waste, controlling spending and increasing cash flow by reducing working capital. We will remain intensely focused on those activities throughout the second half of the year."

Despite expectations for softer market conditions, the Company expects third quarter 2011 sales and shipments of its paper products will be slightly improved compared to second quarter 2011. Appleton will continue to pursue its strategy to grow volume in the thermal tag, label and entertainment segment while improving the profitability of its thermal receipt paper segment by focusing more on product pricing than volume sold. The Company will continue to leverage its position as the world's leading producer of carbonless paper to mitigate declining demand in that mature market. Richards said the Company will be aggressive in managing inventory levels to market demand for all of its paper segments.

Richards said the Encapsys microencapsulation division will benefit from continued strong demand from existing customers and the Company's ongoing product development work. "The development work we are conducting with Clorox and Buckman confirms the broadening appeal of our technology, expertise and market approach," Richards stated. "We are pleased to be working with these two outstanding companies and we are encouraged by business opportunities we have identified with others who are in our pipeline of prospects."

Earnings release conference call

Appleton will host a conference call to discuss its second quarter 2011 results on Tuesday, August 9, 2011, at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available through August 23.

About Appleton

Appleton creates product solutions through its development and use of coating formulations, coating applications and Encapsys microencapsulation technology. The Company produces carbonless papers, thermal papers and Encapsys products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, and Pennsylvania, employs approximately 1,900 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

Notice regarding forward-looking statements

This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seek" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appleton's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K for the year ended January 1, 2011. Many of these factors are beyond Appleton's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Table 1 Appleton Papers Inc. Consolidated Statements of Operations (dollars in thousands) (unaudited)
	For the Three Months Ended	For the Three Months Ended
	July 3, 2011	July 4, 2010

Net sales	$ 216,586	$ 220,784
Cost of sales	174,160	183,365

Gross profit	42,426	37,419

Selling, general and administrative expenses	31,772	35,318
Litigation settlement	(82)	--

Operating income	10,736	2,101

Other expense (income)
Interest expense	15,683	16,746
Interest income	(37)	(35)
Foreign exchange (gain) loss	(101)	1,623
Other income	(1,374)	-

Loss before income taxes	(3,435)	(16,233)
(Benefit) provision for income taxes	(154)	45

Loss from continuing operations	(3,281)	(16,278)

Discontinued operations
Income from discontinued operations, net of income taxes	--	1,302

Net loss	$ (3,281)	$ (14,976)
Other Financial Data:
Depreciation and amortization of intangible assets	$ 11,982	$ 12,411

Table 2 Appleton Papers Inc. Consolidated Statements of Operations (dollars in thousands) (unaudited)
	For the Six Months Ended	For the Six Months Ended
	July 3, 2011	July 4, 2010

Net sales	$ 434,601	$ 430,792
Cost of sales	345,324	353,650

Gross profit	89,277	77,142

Selling, general and administrative expenses	65,121	70,131
Environmental expense insurance recovery	--	(8,181)
Litigation settlement	3,122	--

Operating income	21,034	15,192

Other expense (income)
Interest expense	31,833	33,668
Debt extinguishment expense, net	--	5,532
Interest income	(74)	(45)
Foreign exchange (gain) loss	(1,074)	1,360
Other income	(1,374)	-

Loss before income taxes	(8,277)	(25,323)
Provision (benefit) for income taxes	201	(46)

Loss from continuing operations	(8,478)	(25,277)

Discontinued operations
Income from discontinued operations, net of income taxes	--	2,854

Net loss	$ (8,478)	$ (22,423)
Other Financial Data:
Depreciation and amortization of intangible assets	$ 24,116	$ 24,714

Table 3
Appleton Papers Inc.
Consolidated Balance Sheets
(dollars in thousands) (unaudited)

	July 3, 2011	January 1, 2011

Cash and cash equivalents	$ 5,000	$ 3,772
Accounts receivable	93,490	93,374
Inventories	110,644	110,032
Other current assets	17,415	41,992
Total current assets	226,549	249,170

Property, plant and equipment, net	341,228	354,601

Other long-term assets	65,246	73,228

Total assets	$ 633,023	$ 676,999

Accounts payable	$ 48,609	$ 48,651
Other current liabilities	53,110	84,776
Total current liabilities	101,719	133,427

Long-term debt	550,696	540,131

Other long-term liabilities	129,641	139,432
Total equity	(149,033)	(135,991)

Total liabilities & equity	$ 633,023	$ 676,999

CONTACT: Bill Van Den Brandt, Manager, Corporate Communications, +1-920-991-8613, bvandenbrandt@appletonideas.com